EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Frederick N. Cooper (215) 938-8312
March 4, 2009	fcooper@tollbrothersinc.com
Joseph R. Sicree (215) 938-8045
jsicree@tollbrothersinc.com
TOLL BROTHERS REPORTS 1ST QTR 2009 RESULTS
Horsham, PA, March 4, 2009 — Toll Brothers, Inc. (NYSE:TOL) (www.tollbrothers.com), the nation’s leading builder of luxury homes, today reported a FY 2009 first quarter net loss of $88.9 million, or $0.55 per share diluted, which included pre-tax write-downs totaling $156.6 million. This compared to FY 2008’s first quarter net loss of $96.0 million, or $0.61 per share diluted, which included pre-tax write-downs totaling $245.5 million.
Excluding write-downs, FY 2009’s first quarter earnings were $9.6 million ($9.55 million of which resulted from the net reversal of a prior tax provision), or $0.06 per share diluted, compared to $57.3 million, or $0.35 per share diluted for FY 2008’s first quarter.
In FY 2009’s first quarter, revenues were $409.0 million, backlog was $1.04 billion and net (after cancellations) signed contracts were $127.8 million. These totals represented declines of 51%, 56%, and 66%, respectively, in dollars, and 45%, 51% and 59%, respectively, in units, compared to FY 2008’s first-quarter results.
The Company ended FY 2009’s first quarter with $1.53 billion in cash, compared to $956.6 million at FY 2008’s first-quarter-end. The Company’s cash position was down slightly from $1.63 billion at FY 2008’s fourth-quarter-end, principally due to the payment in 2009’s first quarter of previously accrued taxes and the retirement of purchase money mortgages and other debt. In addition, the Company had $1.32 billion available under its bank credit facility, which matures in March 2011.
The Company ended 2009’s first quarter with a net-debt-to-capital ratio(1) of 14.5%, its lowest level ever at first-quarter-end, compared to 26.8% at 2008’s first-quarter-end. Stockholders’ Equity at FY 2009’s first-quarter-end of $3.16 billion was down 2% compared to $3.24 billion at FYE 2008 and 7% compared to $3.41 billion at FY 2008’s first-quarter-end.
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Robert I. Toll, chairman and chief executive officer, stated: “Faced with a plunging stock market, weak consumer confidence, growing job losses, challenging credit markets and a hobbled economy, we continue to focus on maintaining a strong balance sheet and significant liquidity. With this capital, we hope to take advantage of opportunities we believe will arise from the current downturn. We are beginning to see some properties come to market at reasonable prices. We have not bought any yet, but we are getting closer.
“Ironically, now is a very good time to buy a home. With the decline in home prices and historically low mortgage rates, home price affordability is at an all-time high, according to the National Association of Realtors. As a result, in many markets, inventory is starting to be absorbed by bargain hunters.
“We believe there are buyers on the fence. Our recent 3.99% mortgage promotion had a dramatic effect on our website activity; visitors to our mortgage company website, www.tbimortgage.com, grew from 84 a day to 1,617 a day. However, we believe weak buyer confidence still impedes the market. We have not yet seen a pick-up in activity at our communities other than ordinary seasonal increases for this time of year.
“Many experts continue to believe we must first stem home price declines before we can resolve the nation’s economic and financial crisis. The recent stimulus bill shows that Washington is paying greater attention to our industry; however, we think more is needed. We advocate a buyer tax credit of $15,000 to be made available to all buyers of homes, not just first-time buyers: We must motivate the entire food chain of home buyers to stop the decline of home prices. Creating a sense of urgency is necessary to motivate buyers to act now; therefore the credit should only be available for a limited period of time.
“If home prices are stabilized, financial institutions, which today cannot value the mortgage-backed securities on their balance sheets, will once again be able to trade these securities; this, in turn, will help stabilize the financial system.
“Housing starts are at their lowest level since measurement began fifty years ago and the resulting job losses have been brutally damaging to the U.S. economy. The new home industry, combined with the related service, building products and home furnishings industries, are together, perhaps, the largest employer in the United States. If Congress and the Administration can effectively call the bottom and thereby put a floor under home prices, we believe the housing market will recover sooner, jobs will be created, bank balance sheets will improve, and millions of people will be able to return to the workforce.”
Joel H. Rassman, chief financial officer, stated: “Given the numerous uncertainties related to sales paces, sales prices, mortgage markets, cancellations, market direction and the potential for and size of future impairments, it is particularly difficult in the current climate to provide guidance for the rest of FY 2009. As a result, we will not provide earnings guidance at this time. However, subject to the caveats above and those contained in our Statement on Forward-Looking Information included in this release and in our other public filings, we offer the following limited guidance.
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“Based on FY 2009’s first-quarter-end backlog of $1.04 billion and the pace of activity at our communities, we currently estimate that we will deliver between 2,000 and 3,000 homes in FY 2009 at an average delivered price of between $600,000 and $625,000 per home. We believe that, as a result of continuing incentives and slower sales paces per community, our cost of sales as a percentage of revenues, before taking into account write-downs, will be higher in FY 2009 than in FY 2008. Based on FY 2009’s lower projected revenues, we expect our SG&A expenses, exclusive of interest, to be lower in absolute dollar terms in FY 2009 than in FY 2008; however, we expect it will be higher as a percentage of revenues in FY 2009 than in FY 2008.”
Toll Brothers’ financial highlights for the first quarter ended January 31, 2009 (unaudited):
▪	FY 2009’s first-quarter net loss was $88.9 million, or $0.55 per share diluted, compared to FY 2008’s first-quarter net loss of $96.0 million, or $0.61 per share diluted. FY 2009’s first-quarter net loss included pre-tax write-downs of $156.6 million, or $0.60 per share diluted. $143.3 million of the write-downs was attributable to operating communities and owned land, $6.0 million was attributable to unconsolidated entities in which the Company has an investment, and $7.3 million was attributable to optioned land. In FY 2008, first-quarter pre-tax write-downs totaled $245.5 million, ($153.3 million, or $0.93 per share diluted, after tax).

▪	Excluding write-downs, FY 2009’s first quarter earnings were $9.6 million, ($9.55 million of which resulted from the net reversal of a prior tax provision), or $0.06 per share diluted, compared to $57.3 million, or $0.35 per share diluted for FY 2008’s first quarter.

▪	The Company’s Stockholders’ Equity at FY 2009’s first-quarter-end was $3.16 billion, compared to $3.24 billion at FYE 2008.

▪	FY 2009’s first-quarter total revenues of $409.0 million (665 units) decreased 51% from FY 2008’s first-quarter total revenues of $842.3 million (1,208 units).

▪	In FY 2009’s first quarter, unconsolidated entities in which the Company had an interest delivered $10.3 million of homes, compared to $11.3 million in the first quarter of FY 2008. The Company recorded its share of the results from these entities’ operations in “Loss from Unconsolidated Entities” on the Company’s Statement of Operations.

▪	The Company signed 423 gross contracts totaling approximately $242.8 million in FY 2009’s first quarter, a decline of 53% and 58%, respectively, in units and dollars, compared to the 904 gross contracts totaling $573.1 million signed in FY 2008’s first quarter.

▪	In FY 2009, first-quarter cancellations totaled 157. This compared to 233, 195, 308, 257, 417, 347, 384, 436, 585 and 317 in FY 2008’s fourth, third, second and first quarters, FY 2007’s fourth, third, second and first quarters and FY 2006’s fourth and third quarters, respectively. FY 2006’s third quarter was the first period in which cancellations reached elevated levels during the current housing downturn.
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▪	FY 2009’s first-quarter cancellation rate (current-quarter cancellations divided by current-quarter signed contracts) was 37.1%, versus 30.2%, 19.4%, 24.9%, 28.4%, 38.9%, 23.8%, 18.9%, 29.8%, respectively, in the preceding fourth, third, second and first quarters of 2008, fourth, third, second and first quarters of 2007, and 36.7% and 18.0%, respectively, in FY 2006’s fourth and third quarters.

▪	As a percentage of beginning-quarter backlog, FY 2009’s first-quarter cancellation rate was 7.7%, compared to 9.0%, 6.4%, 9.2% and 6.5% in FY 2008’s fourth, third, second and first quarters, respectively, 8.3%, 6.0%, 6.5% and 6.7% in the fourth, third, second and first quarters of FY 2007, respectively, and 7.3% and 3.6% in the fourth and third quarters of FY 2006, respectively.

▪	The average price per unit of gross contracts signed, cancellations and net contracts signed in FY 2009’s first-quarter were $574,000, $733,000 and $481,000, respectively, compared to $583,000, $785,000 and $495,000, respectively, in FY 2008’s fourth quarter and $634,000, $770,000 and $580,000, respectively, in FY 2008’s first quarter.

▪	The Company’s FY 2009 first-quarter net contracts of 266 units, or approximately $127.8 million, declined by 59% and 66%, respectively, compared to FY 2008’s first-quarter net contracts of 647 units, or $375.1 million.

▪	In FY 2009, first-quarter-end backlog of approximately $1.04 billion (1,647 units) decreased 56% from FY 2008’s first-quarter-end backlog of $2.40 billion (3,341 units). In addition, at January 31, 2009, unconsolidated entities in which the Company had an interest had a backlog of approximately $10.8 million.

▪	The Company ended its FY 2009 first quarter with more than $1.5 billion in cash plus more than $1.3 billion available under its bank credit facility, which matures in March 2011.

▪	The Company ended FY 2009’s first quarter with approximately 38,000 lots owned and optioned, compared to approximately 55,000 one year earlier and approximately 91,200 at its peak at FY 2006’s second-quarter-end. Approximately 32,300 of these lots were owned, of which approximately 13,300 lots, including those in backlog, were substantially improved.

▪	The Company ended FY 2009’s first quarter with 258 selling communities, compared to 273 at FYE 2008. The Company now expects to end FY 2009 with approximately 240 selling communities, down approximately 26% from its peak of 325 communities at FY 2007’s second-quarter-end.

▪	The Company’s SG&A expenses for FY 2009’s first-quarter totaled $85.8 million, a decline of 29% compared to $121.3 million in FY 2008’s first quarter.

▪	Subject to the caveats outlined in this release and in the Statement on Forward Looking Information contained herein and in its other public filings, the Company offered the guidance that follows:
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▪	The Company currently estimates it will deliver between 2,000 and 3,000 homes in FY 2009. It estimates that the average delivered price for the full year will be between $600,000 and $625,000 per home.

▪	The Company expects that the average delivered price per home for FY 2009’s second quarter will be higher than the midpoint of the full-year range detailed above and that the average prices per home will decrease sequentially in FY 2009’s third and fourth quarters.

▪	Primarily due to continuing incentives and slower sales per community, the Company projects that its cost of sales as a percentage of revenues, before taking into account write-downs, will be higher in fiscal 2009 than it was in fiscal 2008.

▪	Additionally, the Company believes, based upon fiscal 2009’s lower projected revenues, that its FY 2009 SG&A, excluding interest, will be lower in absolute dollars than FY 2008’s SG&A, but will be higher as a percentage of revenues in FY 2009 than in FY 2008.

▪	The Company also expects that it will have increasing interest expense in its SG&A in each of the next three quarters.

(1)	Net debt-to-capital is calculated as total debt minus mortgage warehouse loans minus cash, divided by total debt minus mortgage warehouse loans minus cash plus stockholders’ equity.
Toll Brothers will be broadcasting live via the Investor Relations section of its website, www.tollbrothers.com, a conference call hosted by chairman and chief executive officer Robert I. Toll at 2:00 p.m. (EST) today, March 4, 2009, to discuss these results and its outlook for FY 2009. To access the call, enter the Toll Brothers website, then click on the Investor Relations page, and select “Conference Calls”. Participants are encouraged to log on at least fifteen minutes prior to the start of the presentation to register and download any necessary software. The call can be heard live with an on-line replay which will follow and continue through April 30, 2009.
Toll Brothers, Inc. is the nation’s leading builder of luxury homes. The Company began business in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange under the symbol “TOL”. The Company serves move-up, empty-nester, active-adult and second-home home buyers and operates in 21 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Georgia, Illinois, Maryland, Massachusetts, Michigan, Minnesota, Nevada, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Texas, Virginia and West Virginia.
Toll Brothers builds luxury single-family detached and attached home communities, master planned luxury residential resort-style golf communities and urban low-, mid- and high-rise communities, principally on land it develops and improves. The Company operates its own architectural, engineering, mortgage, title, land development and land sale, golf course development and management, home security and landscape subsidiaries. The Company also operates its own lumber distribution, and house component assembly and manufacturing operations.
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Toll Brothers, a FORTUNE 500 Company, is the only publicly traded national home building company to have won all three of the industry’s highest honors: America’s Best Builder from the National Association of Home Builders, the National Housing Quality Award, and Builder of the Year. Toll Brothers proudly supports the communities in which it builds; among other philanthropic pursuits, the Company sponsors the Toll Brothers — Metropolitan Opera International Radio Network, bringing opera to neighborhoods throughout the world. For more information, visit tollbrothers.com.
Certain information included herein and in Company reports, SEC filings, verbal or written statements and presentations is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to: information related to anticipated operating results; financial resources; changes in revenues; changes in profitability; changes in margins; changes in accounting treatment; interest expense; inventory write-downs; effects of home buyer cancellations; growth and expansion; anticipated income to be realized from our investments in unconsolidated entities; the ability to acquire land; the ability to gain approvals and to open new communities; the ability to sell homes and properties; the ability to deliver homes from backlog; the ability to secure materials and subcontractors; the ability to produce the liquidity and capital necessary to expand and take advantage of opportunities in the future; industry trends; and stock market valuations. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements and presentations. These risks and uncertainties include: local, regional, national and international economic conditions, including the current economic turmoil and uncertainties in the U.S. and global credit and financial markets; demand for homes; domestic and international political events; uncertainties created by terrorist attacks; effects of governmental regulation, including effects from the Emergency Economic Stabilization Act, the American Recovery and Reinvestment Act, and any pending or new stimulus legislation and programs; the competitive environment in which the Company operates; changes in consumer confidence; volatility and fluctuations in interest rates; unemployment rates; changes in home prices, foreclosure rates and sales activity in the markets where the Company builds homes; the availability and cost of land for future growth; excess inventory and adverse market conditions that could result in substantial inventory write-downs or write-downs associated with investments in unconsolidated entities; the ability to recover our deferred tax assets; the availability of capital; uncertainties, fluctuations and volatility in the capital and securities markets; liquidity in the credit markets; changes in tax laws and their interpretation; legal proceedings; the availability of adequate insurance at reasonable cost; the ability of customers to obtain adequate and affordable financing for the purchase of homes; the ability of home buyers to sell their existing homes; the ability of the participants in our various joint ventures to honor their commitments; the availability and cost of labor and building and construction materials; the cost of oil, gas and other raw materials; construction delays; and weather conditions. Any or all of the forward-looking statements included herein and in any Company reports or public statements are not guarantees of future performance and may turn out to be inaccurate. Forward-looking statements speak only as of the date they are made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.
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TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	January 31,	October 31,
	2009	2008
	(Unaudited)
ASSETS
Cash and cash equivalents	$1,533,524	$1,633,495
Inventory	3,932,957	4,127,475
Property, construction and office equipment, net	84,065	86,462
Receivables, prepaid expenses and other assets	107,010	113,762
Mortgage loans receivable	53,724	49,255
Customer deposits held in escrow	15,711	18,913
Investments in and advances to unconsolidated entities	145,370	151,771
Deferred tax assets, net	450,118	405,703

	$6,322,479	$6,586,836

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Loans payable	$581,297	$613,594
Senior notes	1,143,730	1,143,445
Senior subordinated notes	343,000	343,000
Mortgage company warehouse loan	41,914	37,867
Customer deposits	112,489	135,591
Accounts payable	104,224	134,843
Accrued expenses	685,674	738,596
Income taxes payable	145,414	202,247

Total liabilities	3,157,742	3,349,183

Minority interest	2,494

Stockholders’ equity
Common stock	1,611	1,604
Additional paid-in capital	295,616	282,090
Retained earnings	2,864,760	2,953,655
Treasury stock	(39)	(21)
Accumulated other comprehensive income	295	325

Total stockholders’ equity	3,162,243	3,237,653

	$6,322,479	$6,586,836

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TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	Three months ended
	January 31,
	2009	2008
Revenues	$409,023	$842,329

Cost of revenues	485,980	868,049
Selling, general and administrative expenses	85,763	121,318

	571,743	989,367

Loss from operations	(162,720)	(147,038)
Other:
Loss from unconsolidated entities	(5,097)	(24,086)
Interest and other income	11,256	19,169

Loss before income taxes	(156,561)	(151,955)
Income tax benefit	(67,666)	(55,998)

Net loss	$(88,895)	$(95,957)

Loss per share:
Basic	$(0.55)	$(0.61)

Diluted	$(0.55)	$(0.61)

Weighted-average number of shares:
Basic	160,700	157,813
Diluted	160,700	157,813
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TOLL BROTHERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
($ Amounts in thousands)
(unaudited)

Impairment charges recognized:
Cost of sales	$150,616	$217,660
Loss from unconsolidated entities	6,000	27,820

	$156,616	$245,480

Depreciation and amortization	$5,861	$7,418

Interest incurred	$28,285	$33,105

Interest expense by source of revenue:
Charged to cost of sales	$15,224	$20,965
Charged to selling, general and administrative expense	812
Charged to interest income and other	112	2

Total	$16,148	$20,967

Home sites controlled:
Owned	32,326	35,322
Optioned	5,573	19,692

	37,899	55,014

Land sales reclassification:
Revenue		$523
Cost		(434)
Interest		(2)

Gross Margin		$87

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Toll Brothers operates in four geographic segments:

North:	Connecticut, Illinois, Massachusetts, Michigan, Minnesota, New Jersey, New York and Rhode Island
Mid-Atlantic:	Delaware, Maryland, Pennsylvania, Virginia and West Virginia
South:	Florida, Georgia, North Carolina, South Carolina and Texas
West:	Arizona, California, Colorado and Nevada

	Three Months Ended		Three Months Ended
	January 31,		January 31,
	Units		$ (Millions)
	2009	2008	2009	2008
HOME BUILDING REVENUES (a)

North	216	273	$143.2	$204.4
Mid-Atlantic	220	399	130.5	250.3
South	107	282	55.2	145.3
West	122	254	80.1	226.5
Other (b)				15.8

Total	665	1,208	$409.0	$842.3

CONTRACTS

North	54	178	$14.7	$124.6
Mid-Atlantic	83	224	39.6	130.5
South	78	179	36.5	89.4
West	51	66	37.0	30.6

Total	266	647	$127.8	$375.1

Backlog

North	708	1,357	$434.0	$982.6
Mid-Atlantic	421	798	271.5	556.8
South	325	700	186.4	412.1
West	193	486	152.4	471.7
Less revenue previously recognized (b)				(24.3)

Total	1,647	3,341	$1,044.3	$2,398.9

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(a)	Excludes deliveries from projects accounted for using the percentage of completion accounting method. Information regarding these deliveries in the three months ended January 31, 2008 is as follows:

	2008	2008
	Units	$(MILL)
North	45	$27.3
South	3	7.7

Total	48	$35.0

(b)	Amount represents revenues recognized on projects accounted for using the percentage of completion accounting method. Based upon the current accounting rules and interpretations, we do not believe that any of our current or future communities qualify for percentage of completion accounting
Unconsolidated entities:
Information related to revenues and contracts of entities in which we have an interest for the three months ended January 31, 2009 and 2008, and for backlog at January 31, 2009 and 2008 is as follows:

	2009	2008	2009	2008
	Units	Units	$(Mill)	$(Mill)
Three months ended January 31,
Revenues	14	15	$10.3	$11.3
Contracts	(5)	23	$(6.1)	$17.8

Backlog at January 31,	16	116	$10.8	$85.8
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